Exhibit 99.1
Notice to Directors and Executive Officers
Of CA, Inc.
This notice is to inform you of the following:
1.	As previously communicated to you on June 29, 2006, CA, Inc. (the “Company”) was unable to file its Annual Report on Form 10-K (the “Form 10-K”) for the fiscal year ended March 31, 2006 within the additional time allowed under Rule 12b-25 of the Securities Exchange Act of 1934.

2.	As a result, the Company extended the period during which it would not use its existing registration statement under the Securities Act of 1933 to sell interests in its Savings Harvest Plan to employees through 5:30 p.m. on Friday, July 28, 2006 (the “Suspension Period”).

3.	The Company is completing its work on matters previously disclosed in its Current Report on Form 8-K dated June 29, 2006, including with respect to additional stock based compensation expense relating to employee option grants and revenue attributable to certain early contract renewals. In light of the above, the Company expects to file its Form 10-K on July 31, 2006 and, therefore, will extend the Suspension Period through 9:30 a.m. (ET) on Tuesday, August 1, 2006 (the “Extended Suspension Period”).

4.	During the Extended Suspension Period, you, as a director or executive officer of the Company, may not, directly or indirectly, purchase, sell or otherwise acquire or transfer any common stock of the Company or any options, futures or other rights to acquire or dispose of the common stock of the Company (unless you establish, as required by applicable law, that certain conditions have been satisfied and you obtain the Company’s prior approval). These restrictions are imposed in light of Section 306 of the Sarbanes-Oxley Act of 2002. The Company will further notify you if there are any changes in the Extended Suspension Period.

5.	Please note that you are also subject to the Company’s regular periodic trading blackout.

6.	If you have any questions concerning this notice, you should contact Kenneth V. Handal or Lawrence Egan at One CA Plaza, Islandia, New York 11749, (631) 342-6000.
Date: July 28, 2006